FOR IMMEDIATE RELEASE	Contact: Greg Steffens, President
July 27, 2006	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS ON FOURTH QUARTER
AND YEAR END RESULTS

BOARD DECLARES QUARTERLY DIVIDEND OF $.09 PER SHARE

             Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc., ("Company") (NASDAQ: SMBC), the parent corporation of Southern Missouri Bank and Trust Co. ("Bank"), today announced net income for the fourth quarter of fiscal 2006 of $779,000, or $.35 per diluted share, an increase from the loss of $587,000, or $(.26) per diluted share, during the same period of the prior year. The increase in diluted earnings per share was due primarily to the inclusion in the prior period's results of a $2.0 million provision for loan losses, compared to a $270,000 provision in the current period, and was partially offset by the difference between an income tax benefit of $383,000 during the prior period and a $303,000 provision for income taxes in the current period. For fiscal 2006, the bank's net income increased to $2.8 million, or $1.24 per diluted share, an increase from $104,000, or $.05 per diluted share, earned in fiscal 2005. The increase in diluted earnings per share for the fiscal year was also primarily due to loan loss provisions of $4.8 million in the prior year, compared to $555,000 in the current year, offset again by the difference between an $82,000 income tax benefit in the prior year, compared to a provision for income taxes of $1.4 million in the current year.

             The fourth quarter and the fiscal year's results were negatively impacted by the Company's opening of a branch in Sikeston, Missouri, in January of 2006. We estimate that the after-tax impact of operating the branch during the fourth quarter decreased diluted earnings per share by $.02. For the fiscal year, we estimate that the after-tax impact of operating the branch decreased diluted earnings per share by $.05.

             Dividend Declared:

             The Board of Directors and management believe the continuation of a quarterly dividend enhances shareholder value and demonstrates our commitment to and confidence in our future prospects. Therefore, they are pleased to announce the 49th consecutive quarterly dividend since the inception of the Company. The $.09 cash dividend will be paid on August 31, 2006, to shareholders of record at the close of business on August 15, 2006.

             Balance Sheet Summary:

             The Company experienced balance sheet growth, with assets increasing $20.3 million, or 6.2%, to $350.7 million at June 30, 2006, as compared to $330.4 million at June 30, 2005. Growth in assets was primarily reflected in increases in the loan portfolio, the investment portfolio, and cash balances. Asset growth has been funded primarily with deposits.

             Loans, net of allowance for loan losses, as of June 30, 2006, increased $13.4 million, or 5.0%, to $280.9 million, as compared to $267.6 million at June 30, 2005. The increase in the loan portfolio primarily reflects growth in the balances of commercial real estate and commercial loans of $7.2 million and $5.8 million, respectively. Asset quality remains relatively strong with annualized net loan charge-offs for the year totaling .25% of average net loans, compared to 1.85% for fiscal 2005. Non-performing loans totaled $53,000 at June 30, 2006. Our allowance for loan loss at June 30, 2006, totaled $2.1 million, representing ..73% of net loans and 3,889% of non-performing loans.

             The investment portfolio increased $3.7 million, or 10.7%, to $38.4 million at June 30, 2006, as compared to $34.7 million at June 30, 2005, primarily due to a $5.8 million increase in the amount invested in U.S. government and federal agency obligations, partially offset by a $2.8 million decrease in the amounts invested in mortgage-backed securities.

             Total liabilities increased $18.8 million, or 6.2%, to $324.1 million, at June 30, 2006, as compared to $305.4 million at June 30, 2005. Deposits increased $33.4 million, or 14.9%, to $258.1 million at June 30, 2006, as compared to $224.7 million at June 30, 2005. The increase in deposits was primarily due to a $25.7 million increase in certificates of deposit (which resulted from promotional term/rate certificates, including the net purchase of $10.7 million in brokered deposits), an $8.1 million increase in money market passbook accounts, and a $6.0 million increase in checking accounts, partially offset by a $5.7 million decrease in money market deposit accounts. FHLB advances decreased $15.5 million, or 25.2%, to $46.0 million at June 30, 2006, as compared to $61.5 million at June 30, 2005, due primarily to our strategic decision to increase certificate of deposit balances and repay overnight borrowings in a rising rate environment.

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             The Company's stockholders' equity increased $1.6 million, or 6.2%, to $26.6 million at June 30, 2006, from $25.0 million at June 30, 2005. The increase was primarily due to net income, partially offset by cash dividends paid and a decrease in market value of the investment portfolio.

             The Company has previously announced the intention to repurchase up to 115,000 shares of its common stock, or approximately 5% of its outstanding common shares. To date, the Company has repurchased 89,000 shares at an average cost of $15.17 per share. The Company has not been actively purchasing shares of its common stock at this time, but market conditions, business opportunities, and other economic conditions may alter our outlook on repurchasing common stock.

             Income Statement Summary:

             The Company's net interest income increased for the three and twelve month periods ended June 30, 2006, by $250,000, or 11.0%, and $348,000, or 3.8%, respectively, as compared to the same periods of the prior year. The increase was primarily due to an increase in the amount of interest-earning assets, partially offset by decreases in net interest rate spread. The net interest rate spread for the three and twelve month periods ended June 30, 2006, was 2.77% and 2.69%, respectively, compared to 2.78% and 2.84%, respectively, for the same periods of the prior year. The decrease in net interest rate spread for the three month period ended June 30, 2006, resulted from a 70 basis point increase in the weighted-average cost of funds, partially offset by a 69 basis point increase in the weighted-average yield on interest-earning assets. The decrease in net interest rate spread for the twelve month period ended June 30, 2006, resulted from a 71 basis point increase in the weighted-average cost of funds, partially offset by a 56 basis point increase in the weighted-average yield on interest-earning assets. Net interest rate spread compression during the fiscal year has been due primarily to short-term interest rate increases by the Federal Reserve, without similar long-term interest rate increases, increased competition within our market area for both loans and deposits, and increased average cash balances, which lowered our average yield on interest-earning assets.

             Non-interest income increased $29,000, or 5.5%, for the three month period ended June 30, 2006, as compared to the same period of the prior year. For the twelve month period ended June 30, 2006, non-interest income decreased $170,000, or 7.4%, as compared to the prior year, primarily due to the inclusion in the results for fiscal 2005 of gains realized on the sale of equities and investments totaling $352,000.

             Non-interest expense decreased $82,000, or 4.5%, for the three month period ended June 30, 2006, as compared to the same period of the prior year. The decrease was primarily due to lower legal and professional fees, offset by higher occupancy expenses. For the twelve month period ended June 30, 2006, non-interest expense increased $300,000, or 4.5%, as compared to the prior year, primarily due to higher compensation and occupancy expenses, partially offset by lower legal and professional fees. For the three and twelve month periods ended June 30, 2006, the operation of the Sikeston facility contributed $113,000 and $254,000, respectively, to non-interest expense. Absent those expenses, non-interest expense would have decreased by $195,000, or 11.2%, for the three month period, and increased $46,000, or 0.7%, for the twelve month period.

             The efficiency ratio for the three month period ended June 30, 2006, improved to 56.2%, compared to 64.7% for the same period of the prior year. The improvement was due to the aforementioned decrease in non-interest expense, coupled with increases in net interest income and non-interest income, compared to the same period of the prior year. For the twelve month period ended June 30, 2006, the efficiency ratio narrowed to 59.8%, compared to 58.2% for fiscal 2005. The narrowing was due primarily to the inclusion in the prior year's results of the aforementioned $352,000 in gains on the sale of equities and investments. Absent non-interest expense incurred due to the opening and operation of the new Sikeston facility, we estimate that the Company's efficiency ratio would have been 54.5% for the fourth quarter, and 58.4% for the fiscal year. The Company continues to evaluate opportunities to improve efficiency.

             Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, and competition. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgement as of the date of this release. The Company disclaims however, any intent or obligation to update these forward-looking statements.

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SOUTHERN MISSOURI BANCORP, INC.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Selected Financial Data at:	June 30, 2006	June 30, 2005
Total assets	$350,684,000	$330,360,000
Available-for-sale securities	38,402,000	34,700,000
Loans, net	280,931,000	267,568,000
Allowance for losses on loans	2,058,000	2,017,000
Non-performing assets	269,000	658,000
Deposits	258,069,000	224,666,000
FHLB advances	46,000,000	61,500,000
Securities sold under repurchase agreements	11,296,000	10,757,000
Subordinated debt	7,217,000	7,217,000
Stockholders' equity	26,554,000	25,003,000

Equity to assets ratio	7.57%	7.57%
Allowance as a percentage of loans	0.73%	0.75%
Non-performing loans as a percentage of loans	0.02%	0.21%

Per common share:
Closing market price	13.00	14.50
Tangible book value	10.86	10.07

	Three Months Ended June 30,		Twelve Months Ended June 30,
Selected Operating Data:	2006	2005	2006	2005
Net interest income	$2,520,000	$2,270,000	$9,600,000	$9,252,000
Provision for losses on loans	270,000	1,960,000	555,000	4,815,000
Non-interest income	566,000	536,000	2,144,000	2,313,000
Non-interest expense	1,734,000	1,816,000	7,028,000	6,728,000
Income taxes	303,000	(383,000)	1,377,000	(82,000)
Net income	$ 779,000	$ (587,000)	$2,784,000	$ 104,000

Per common share:
Net earnings:
Basic	$ 0.35	$ (.26)	$ 1.25	$ .05
Diluted	$ 0.35	$ (.26)	$ 1.24	$ .05

Cash dividends	$ .09	$ .09	$ .36	$ .36

Average basic shares outstanding	2,225,731	2,224,682	2,224,409	2,225,493
Average diluted shares outstanding	2,254,356	2,284,258	2,252,261	2,286,645

Profitability Ratios:

Return on average assets:	.89%	(.71%)	.80%	.03%

Return on average common equity:	11.91%	(9.10%)	10.83%	.39%

Net interest margin	3.06%	2.98%	2.96%	3.06%
Net interest spread	2.77%	2.78%	2.69%	2.84%

Efficiency Ratio	56.2%	64.7%	59.8%	58.2%

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